[EXHIBIT 4.2]

                          FIRST AMENDMENT
                                TO
                              WARRANT

     FIRST AMENDMENT TO WARRANT (this "First Amendment") dated as of May 5, 2003 by and between EAGLE SUPPLY GROUP, INC., a Delaware corporation (the "Company") and JAMES E. HELZER, President of the Company (the "Holder").

                              RECITALS

     WHEREAS, the Company and the Holder entered into a Securities Purchase Agreement, dated as of February 6, 2003 ("Securities Purchase Agreement"), whereby the Company issued and sold to the Holder 1,000,000 shares of Common Stock and Warrants to purchase 1,000,000 shares of Common Stock for an aggregate purchase price of $1,000,000;

     WHEREAS, in accordance with the terms of the Securities Purchase Agreement the Company executed a Warrant No. 001 dated February 6, 2003 (the "Original Warrant"), which sets forth the terms, rights, and privileges with respect to the Warrants;

     WHEREAS, the Common Stock is listed on the Nasdaq SmallCap
Market;

     WHEREAS, the parties hereto believed that the transactions contemplated by the Securities Purchase Agreement and the Original Warrant satisfied applicable Nasdaq rules and interpretations and did not require prior stockholder approval, upon review of the Securities Purchase Agreement and the Original Warrant Nasdaq determined that the approval of the Company's stockholders is required prior to: (i) the adjustment of the exercise price of the Warrants below 87.5 cents per Warrant Share, and (ii) the Holder's exercise of the Warrants with respect to Warrant Shares exceeding 811,090 Warrant Shares (collectively, the "Nasdaq Shareholder Approval Proposals");

     WHEREAS, as an inducement to the Holder to enter into this First Amendment, the Company, the Holder, and TDA Industries, Inc., a New York corporation ("TDA"), will enter into a First Amendment to Securities Purchase Agreement of even date herewith pursuant to which TDA has agreed to vote all shares of Common Stock held by TDA in favor of the Nasdaq Shareholder Approval Proposals when a vote of the Company's stockholders is solicited with respect to the approval of the Nasdaq Shareholder Approval Proposals; and

     WHEREAS, upon the recommendation of Nasdaq the Company and the Holder now desire to amend the Original Warrant on the terms and conditions set forth in the First Amendment (the Original Warrant, as amended by this First Amendment, is referred to herein as this "Warrant").

     NOW, THEREFORE, in consideration of the above and mutual representations, warranties, covenants, and agreements herein contained, the parties hereby agree as follows:

     1. Warrant Exercise Condition. Section 1(b) of the Original Warrant is hereby amended by adding subsection "(i)" immediately following the caption "Warrant Exercise" and by deleting the period at the end of Section 1(b) and adding the following language at the end thereof:



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          "; provided, however, that the purchase rights
          represented by this Warrant may not be exercised with respect to more than 811,090 Warrant Shares (as may be adjusted pursuant to Section 5 of this Warrant) without the approval of the holders of a majority of the shares of Common Stock voting at a meeting at which a quorum is present.

          (ii) In the event that the Holder seeks to exercise the Warrant with respect to more than 811,090 Warrant Shares and the stockholders of the Company have not prior thereto approved the Nasdaq Shareholder Approval Proposals, then the Holder shall notify the Company of this intention and, upon receipt thereof, the Company, at its sole expense and cost, shall use its commercially reasonable best efforts to submit the matter to the Company's stockholders for their approval of the exercise of the Warrant with respect to more than 811,090 Warrant Shares as promptly as reasonable practicable; provided, however, the Company's obligation to do so shall terminate if and when the stockholders of the Company fail to approve the issuance and sale of more than 811,090 Warrant Shares."

     2.   Stockholder Approval of Diluting Issuances.

          The Original Warrant is hereby amended by adding a new
Section 5(d)(iv) as follows:

          "(iv)   Notwithstanding anything to the contrary herein,
          if a Diluting Issue should take place which would cause the Purchase Price to be reduced to an amount less than the $0.875 (as may be adjusted pursuant to Section 5 of this Warrant) ("Unqualified Purchase Price") and the stockholders of the Company have not prior thereto approved the Nasdaq Shareholder Approval Proposals, then:

          (A) the Purchase Price in effect immediately prior to such Diluting Issue shall be deemed immediately after such sale or issuance to be reduced to $0.875 (as may be adjusted pursuant to Section 5 of this Warrant) ("Minimum Purchase Price"), subject to further reduction to the Unqualified Purchase Price as provided in Section 5.4(d)(iv)(B)(II);

          (B) the Holder shall have ten business days following receipt of the notice required by Section 6(b) of this Warrant to give the Company notice of his election, at his sole discretion, either (I) to accept as the Purchase Price, the Minimum Purchase Price, in lieu of the Unqualified Purchase Price, or (II) to demand the Unqualified Purchase Price as the Purchase Price, subject, however, to the approval of the Unqualified Purchase Price by a majority of the shares of Common Stock voting at a meeting at which a quorum is present ("Stockholder Approval"). In the event Stockholder Approval is not received, the Purchase Price shall revert back to the Minimum Purchase Price; provided, however, that at all times the Purchase Price shall be subject to further adjustment as provided in this
          Section 5.


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          (C) if the Holder gives the Company the notice
          described in Section 5.4(d)(iv)(B)(II) and the stockholders of the Company have not prior thereto approved the Nasdaq Shareholder Approval Proposals, the Company, at its sole expense and cost, shall use its commercially reasonable best efforts to submit the matter to the Company's stockholders for their approval of the Unqualified Purchase Price as promptly as reasonably practicable; provided, however, the Company's obligation to do so shall terminate if and when the stockholders of the Company fail to approve the sale and issuance of Warrant Shares to the Holder at a price per Warrant Share below the Minimum Purchase Price; provided, further, however, that the Holder may, in its sole discretion, at any time following a request to seek Stockholder Approval, and without payment of any costs incurred in connection therewith, determine to terminate the solicitation of such Stockholder Approval and to accept the Purchase Price under Section 5(d)(iv)(B)(I) hereof.

     2. Defined Terms. All terms that are capitalized herein, but are not otherwise defined by this First Amendment shall have the meaning ascribed to them in the Original Warrant.

     3. Inconsistent Provisions. All provisions of the Original Warrant that have not been amended by this First Amendment shall remain in full force and effect. Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Original Warrant and this First Amendment, the provisions of this First Amendment shall control and be binding.

     4. Counterparts. This First Amendment may be executed in one or more counterparts, all of which taken together shall constitute a single instrument. Execution and delivery may be by facsimile transmission.

     5. Effective Date. Each of the parties hereto hereby agrees that upon execution of this First Amendment the changes to the Original Warrant contained herein shall be effective as of February 6, 2003.


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     IN WITNESS WHEREOF, each of the parties hereto has caused this
First Amendment to be executed on its behalf.


                                  THE COMPANY

                                  EAGLE SUPPLY GROUP, INC.
                                    a Delaware corporation



                                  By: /s/ Douglas P. Fields
                                     ------------------------------
                                     Douglas P. Fields,
                                     Chief Executive Officer


                                  PURCHASER

                                  James E. Helzer, Individually


                                  /s/ James E. Helzer
                                  ---------------------------------
                                  James E. Helzer


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